Exhibit (d)(2)

EXECUTION COPY

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

PRIVATE & CONFIDENTIAL

September 28, 2022

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Re:	CONFIDENTIAL DISCLOSURE AGREEMENT

Dear Sir or Madam:

1. Confidential Information. Johnson & Johnson, a corporation organized under the laws of the State of New Jersey (“J&J”), and ABIOMED, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), wish to have discussions regarding the possibility of a potential business transaction involving J&J or its affiliate and the Company (a “Transaction”). In connection therewith, J&J desires to receive certain information regarding the Company and its affiliates which the Company considers to be confidential and/or proprietary (the “Information”). The term “Information” shall also include summaries, reports, notes, analyses, compilations, studies, and the like, either in written or electronic format, that are prepared by J&J or its Representatives and that contain, reflect or are based upon in whole or in part or generated from the Information of the Company. Such Information is to be held in accordance with the following agreement, which shall become effective upon the date of this agreement set forth above provided the agreement is signed by both parties.

2. Duty of Recipient. J&J agrees to keep the Company’s Information in confidence and not to disclose or use the Company’s Information for any purpose (other than the purposes of evaluating, negotiating and consummating a Transaction) without the prior written consent of the Company; provided, however, that nothing herein shall prevent J&J from disclosing the Company’s Information to its affiliates and its and their respective directors, officers, employees (collectively, a party’s “Inside Representatives”), consultants, legal counsel, advisors or agents (collectively, a party’s “Outside Representatives” and, together with its Inside Representatives, a party’s “Representatives”), if such persons, in the discretion of J&J, have a need to know such Information for the purposes of evaluating, negotiating or consummating a Transaction and are informed of the confidential nature of the Information. J&J shall cause its Inside Representatives and direct its Outside Representatives to treat all Information as confidential and not to disclose or use such Information, except for any such disclosure or use as would be expressly permitted by this agreement if disclosed or used in such manner by J&J. The parties agree that each will be fully responsible for any breach by its Representatives of this agreement. J&J will not disclose, and will cause its Inside Representatives and direct its Outside Representatives who receive Information or Transaction Information not to disclose, to any person (other than Representatives of J&J) the identity of the Company, the existence and terms of this agreement, the fact that

Information has been made available or that discussions are taking place concerning a Transaction, including the status thereof, or any of the proposed or agreed terms, conditions or other facts with respect to any such Transaction, including the status thereof (any such information, the “Transaction Information”), without the prior written consent of the Company; provided that this shall not limit J&J’s or its Representatives’ ability to comply with securities laws or other applicable laws in connection with a Transaction. For the avoidance of doubt, the Company shall not provide, and J&J and its Representatives acknowledge that they will not receive, any trade secrets of the Company, except pursuant to a separate “clean team” or other agreement mutually agreed by the Company and J&J.

3. Exceptions. J&J shall not be obligated to maintain in confidence or to refrain from disclosing or using Information if such information:

a) was known to J&J or any of its Representatives prior to being disclosed by or on behalf of the Company;

b) is or, without violation of this agreement by J&J (or any of its Representatives), becomes part of the public domain;

c) is received by J&J or any of its Representatives from a third party having, to the knowledge of J&J (or its Representative, as applicable), after reasonable inquiry, no obligation of confidence to the Company with respect to such information; or

d) is developed by or on behalf of J&J or any of its Representatives without reliance on the Information received hereunder.

4. Compelled Disclosures. In the event that J&J (or any person to whom it has transmitted the Information received hereunder or Transaction Information, as applicable, in each case in accordance with the terms and conditions of this agreement) is required by law, rule, regulation or other applicable judicial, administrative, legal or governmental process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (any of the foregoing, a “Legal Requirement”) to disclose any of such Information or Transaction Information, J&J will (or will cause its Inside Representatives and direct its Outside Representatives to) (i) where reasonably practicable, provide the Company with prompt notice of such event so that the Company may intervene to protect the confidentiality of the Information, (ii) reasonably cooperate with the Company so that the Company may seek (at the Company’s expense) an appropriate protective order or other remedy and (iii) at the Company’s request and expense, use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to the Information or Transaction Information to be disclosed; provided, that clauses (ii) and (iii) of this paragraph will not apply to any disclosures of the information described in the last sentence of paragraph 2 that are required by the securities laws to the extent confidential treatment is not available for the required disclosures.

5. Disclosure by Company. Except as required by applicable Legal Requirement, without the prior written consent of J&J, the Company shall not, and shall cause its Inside Representatives and direct its Outside Representatives not to, identify J&J or its affiliates by name or by identifiable description in connection with a Transaction, entering into this agreement or being involved in discussions or negotiations regarding a Transaction to any person other than Representatives of the Company.

6. Format of Information. Information either (i) disclosed in writing or (ii) disclosed orally, electronically or in other non-written form shall in each case, regardless of whether such information was marked as confidential, be subject to this agreement.

7. Return of Information. All written and electronic documents containing Information in tangible form received by J&J or any of its Representatives under this agreement shall remain the property of the Company and its Representatives, as applicable. Upon request of the Company, all such documents (together with any copies or excerpts thereof) and such other material received hereunder shall promptly be, at the option of J&J, either returned to the Company or destroyed and the destruction confirmed to the Company in writing. Notwithstanding the foregoing, J&J and its external consultants, including its auditor or legal counsel, may retain copies of the Information, including their work papers, to the extent required by their bona fide internal procedures, professional standards or applicable laws and regulations. In addition, neither J&J nor any of its Representatives shall be required to return, destroy or erase any Information that is contained in an archived computer back-up system maintained in the ordinary course of business so long as such information cannot be readily accessed by J&J or its Representatives for any other purpose. Notwithstanding the return or destruction of the documents and materials, J&J will continue to be bound by its confidentiality obligations under this agreement.

8. No Obligation to Pursue Proposed Transaction. Unless and until a definitive agreement between the parties with respect to a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression by it or any of its Representatives, except for the matters specifically agreed to herein.

9. Standstill. J&J agrees that, for the period commencing on the date of this agreement and expiring on December 31, 2023 (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of the Company, neither J&J nor any of its affiliates or (to the extent acting at J&J’s direction and on its behalf) other Representatives will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or affiliates, (b) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or affiliates or assets of the Company or the subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (ii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the

Company or otherwise act in concert with any person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek representation on or to control or knowingly influence the management or Board of Directors of the Company or to obtain representation on the Board of Directors of the Company; or (iv) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (i) above. Notwithstanding the foregoing, the Standstill Period shall terminate immediately and cease to be of any further force or effect if, at any time, a third party (other than J&J and its Representatives) (x) commences a tender offer for more than 50% of the outstanding voting securities of the Company and the Board of Directors of the Company has recommended in favor of such tender offer or (y) the Company enters into a definitive agreement with any third party contemplating the acquisition (by way of merger, tender offer, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or otherwise) of more than 50% of the outstanding capital stock of the Company or more than 50% of its consolidated assets. J&J represents to the Company that, as of the date of this agreement, it and its controlled affiliates (other than (x) individuals in their individual accounts and in de minimis amounts or (y) in connection with any mutual fund, pension plan or employee benefit plan managed on behalf of employees or former employees of J&J) do not beneficially own (within the meaning of Section 13(d)(1) of the Exchange Act) or have constructive beneficial ownership of any securities of the Company. Notwithstanding anything contained herein to the contrary, J&J and its Representatives shall not be prohibited at any time from (I) making any proposal or offer regarding a Transaction directly to the Chief Executive Officer or the Board of Directors of the Company on a confidential basis (provided that such proposal or offer would not reasonably be expected to require the Company or J&J to make any public disclosure in connection therewith), (II) acquiring or offering to acquire or seeking, proposing or agreeing to acquire any third party that owns any securities or assets of the Company, subject to adherence to applicable securities laws regarding use of material non-public information or (III) acquiring any securities of the Company in connection with any mutual fund, pension plan or employee benefit plan managed on behalf of employees or former employees of J&J. For the avoidance of doubt, nothing contained in this agreement shall be construed as limiting the ability of J&J, its affiliates or its other Representatives to engage in any of the actions described in this paragraph following the expiration or termination of the Standstill Period (or the occurrence of an event described in the third preceding sentence).

10. Non-Solicitation. For a period of one year from the date of this agreement, J&J and its controlled affiliates operating J&J’s MedTech business will not, directly or indirectly, solicit for employment or employ any employee of the Company holding a title that is “Vice President” or above, other than a person who (a) has not been an employee of the Company or any of its affiliates for at least 180 days prior to such solicitation or hiring, (b) responds to general solicitations of employment not specifically directed toward employees of the Company (including by a recruiter or search firm), or (c) has contacted J&J prior to the date of this agreement seeking employment with J&J or its controlled affiliates on his or her own initiative without any direct or indirect solicitation by or on behalf of J&J or its controlled affiliates.

11. Business Acknowledgement. The Company acknowledges that J&J and its affiliates may presently have internal development programs relating to the subject matter of the Information, or may undertake such development programs, or may receive information on the same or related subject matter from third parties, and may develop and commercialize products and/or services relating to such subject matter independently or in cooperation with such third parties.

12. Survival. The obligations of this agreement shall continue for two years from the effective date of this agreement; provided, that (x) the provisions of Sections 12, 13, 14, 15 and 16 will survive indefinitely and (y) each party will retain the right to seek all remedies available to it in respect of any breach of the terms of this agreement occurring prior to its expiration.

13. Governing Law; Jurisdiction. The validity and interpretation of this agreement and the legal relations of the parties to it shall be governed by the internal laws of the State of New York. The parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the State of New York, without restricting any right of appeal.

14. Remedies. Remedies at law may be inadequate to protect either party against any actual or threatened breach of this agreement by the other party or by its Representatives, and, without prejudice to any other rights and remedies otherwise available to either party, either party may be entitled to injunctive and other equitable relief as a remedy for any such breach (in each case, without the requirement of posting a bond or other security or proving damages).

15. Entire Agreement & Modifications; Severability; Construction. This agreement contains the entire agreement between the parties and supersedes all preexisting agreements, whether oral or written, between the parties respecting its subject matter. This agreement supersedes the terms of any confidentiality agreements that may be provided by any electronic data sites. Modifications or waivers of this agreement shall only be effective if made in writing and signed by both parties. The invalidity of any provision of this agreement will not affect the enforceability of any other provision hereof. The parties have jointly negotiated and drafted this agreement and this agreement shall be interpreted without presumption favoring or disfavoring any party by virtue of authorship of any provision of this agreement. This agreement shall not be assignable, in whole or in part, by either party without the prior consent of the other party, and any such assignment without prior consent shall be void.

16. Miscellaneous. To the extent that any Information of the Company includes materials subject to attorney-client privilege, the Company is not waiving, and will not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Information of the Company (including any such Information related to pending or threatened litigation) to J&J or its Representatives. Nothing in this agreement will be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Information of the Company.

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This agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

JOHNSON & JOHNSON		ABIOMED, Inc.

By:	/s/ Ashley McEvoy	By:	/s/ Michael Minogue
	Name: Ashley McEvoy		Name: Michael Minogue
	Title: Executive VP, Worldwide Chairman, MedTech		Title: Chairman, CEO, President

[Signature Page to Confidentiality Agreement]